(MKS LOGO)

EXHIBIT 99.1

Contact: Seth H. Bagshaw
Vice President, Chief Financial Officer & Treasurer
Telephone: 978.645.5578

MKS Instruments Reports Fourth Quarter and
Full Year 2014 Financial Results

•	Q4 revenue up 9% sequentially

•	Full Year 2014 revenue up 17% from 2013

•	2014 Non-GAAP Net Earnings up 109%

Andover, Mass., January 28, 2015 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today reports fourth quarter and full year 2014 financial results.

Financial Results

	Q4	2014	Full Year 2014
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net revenues ($ millions)	$203	$203	$781	$781
Operating margin	19.0%	20.1%	17.3%	18.6%
Net income ($ millions)	$34.2	$29.1	$115.8	$101.2
Diluted EPS	$0.64	$0.54	$2.16	$1.89

Fourth Quarter Financial Results

Sales were $203 million, an increase of 9% from $187 million in the third quarter of 2014, and similar to sales in the fourth quarter of 2013 which were $204 million.

Fourth quarter net income was $34.2 million, or $0.64 per diluted share, compared to net income of $29.1 million, or $0.55 per diluted share in the third quarter of 2014, and $20.2 million, or $0.38 per diluted share in the fourth quarter of 2013.

Non-GAAP net earnings, which exclude special charges and credits, were $29.1 million, or $0.54 per diluted share, compared to $22.8 million, or $0.43 per diluted share in the third quarter of 2014, and $22.3 million, or $0.42 per diluted share in the fourth quarter of 2013.

Full Year Results

Sales were $781 million, an increase of 17% from $669 million in 2013. Net income was $115.8 million, or $2.16 per diluted share, compared to $35.8 million, or $0.67 per diluted share in 2013. Non-GAAP net earnings were $101.2 million, or $1.89 per diluted share, compared to $48.4 million, or $0.90 per diluted share in 2013. Cash and investments at December 31st were $592 million, or approximately $11.14 per share. Total book value, net of goodwill and intangibles, was $843 million or approximately $15.86 per share.

Gerald Colella, Chief Executive Officer and President, said, “I’m very pleased with our strong financial and operational performance in 2014. Sales increased by 17%, non-GAAP net earnings more than doubled, and we made excellent progress toward our strategic goals. In addition, we deployed $143 million of capital during the year for the acquisition of Granville-Phillips, share repurchases and cash dividends. Business levels in our core market continue to be very healthy entering 2015 and we remain focused on our strategic initiatives and increasing long-term shareholder value.

“Based on current business levels, we expect that sales in the first quarter of 2015 may range from $195 to $215 million, and at these volumes, our non-GAAP net earnings could range from $0.45 to $0.60 per share and GAAP net income could range from $0.43 to $0.57 per share.”

Conference Call Details

A conference call with management will be held on Thursday, January 29, 2015 at 8:30 a.m. (Eastern Time). To participate in the conference call, please dial (877) 212-6076 for domestic callers and (707) 287-9331 for international callers, and an operator will connect you. Participants will need to provide the operator with the Conference ID of 45798423, which has been reserved for this call. A live and archived webcast of the call will be available on the company’s website at www.mksinst.com.

Use of Non-GAAP Financial Results

Non-GAAP amounts exclude amortization of acquired intangible assets, costs associated with completed acquisitions, an inventory step-up adjustment related to an acquisition, restructuring charges, an excess and obsolete charge related to a unique product in a solar application, a benefit related to an insurance reimbursement, supplemental executive retirement costs, discrete tax benefits and charges, and the related tax effect of these adjustments. These non-GAAP measures are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of these non-GAAP financial measures is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, light emitting diodes, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, energy generation and environmental monitoring.

Forward-Looking Statements

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, and other advanced manufacturing markets, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

###

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31, 2014	December 31, 2013	September 30, 2014
Net revenues:
Products	$176,647	$179,319	$158,520
Services	26,374	25,075	28,278

Total net revenues	203,021	204,394	186,798
Cost of revenues:
Products	97,295	99,874	89,181
Services	16,292	16,840	18,292

Total cost of revenues	113,587	116,714	107,473
Gross profit	89,434	87,680	79,325
Research and development	16,022	16,252	15,827
Selling, general and administrative	32,633	39,874	32,365
Restructuring	494	—	1,223
Amortization of intangible assets	1,731	602	1,760

Income from operations	38,554	30,952	28,150
Interest income, net	391	204	394

Income from operations before income taxes	38,945	31,156	28,544
(Benefit) provision for income taxes	4,753	10,919	(573)

Net income	$34,192	$20,237	$29,117

Net income per share:
Basic	$0.64	$0.38	$0.55
Diluted	$0.64	$0.38	$0.55
Cash dividends per common share	$0.165	$0.160	$0.165
Weighted average shares outstanding:
Basic	53,102	53,251	53,054
Diluted	53,436	53,695	53,310
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
Net income	$34,192	$20,237	$29,117
Adjustments (net of tax, if applicable):
Income tax charges (Note 1)	1,422	—	—
Release of tax reserves (Note 2)	(3,394)	—	(6,109)
Tax benefit and tax credits (Notes 3)	(4,614)	—	(3,343)
Acquisition inventory step-up (Note 4)	—	—	1,634
Restructuring (Note 5)	494	—	1,223
Executive retirement costs (Note 6)	—	2,581	—
Amortization of intangible assets	1,731	602	1,760
Pro forma tax adjustments	(779)	(1,100)	(1,500)

Non-GAAP net earnings (Note 7)	$29,052	$22,320	$22,782

Non-GAAP net earnings per share (Note 7)	$0.54	$0.42	$0.43

Weighted average shares outstanding	53,436	53,695	53,310
Income from operations	$38,554	$30,952	$28,150
Adjustments:
Acquisition inventory step-up (Note 4)	—	—	1,634
Restructuring (Note 5)	494	—	1,223
Executive retirement costs (Note 6)	—	2,581	—
Amortization of intangible assets	1,731	602	1,760

Non-GAAP income from operations (Note 8)	$40,779	$34,135	$32,767

Non-GAAP operating margin percentage (Note 8)	20.1%	16.7%	17.5%

Gross profit	$89,434	$87,680	$79,325
Acquisition inventory step-up (Note 4)	—	—	1,634

Non-GAAP gross profit (Note 9)	$89,434	$87,680	$80,959

Non-GAAP gross profit percentage (Note 9)	44.1%	42.9%	43.3%

Note 1: In the fourth quarter of 2014, we recorded $1.4 million of withholding tax related to a foreign intercompany dividend.

Note 2: Reserve releases related to the settlement of audits and expiration of the statute of limitations.

Note 3: In the fourth quarter of 2014, we recorded a tax benefit of $3.2 million related to a German NOL resulting from a change in tax status and we recorded a $1.4 million tax credit for the reinstatement of the U.S. research credit for the full year 2014. In the third quarter of 2014, we recorded a tax benefit of $3.3 million related to a foreign intercompany dividend to the U.S.

Note 4: Inventory step-up adjustment related to the Granville-Phillips acquisition which closed during the second quarter of 2014.

Note 5: In the third and fourth quarters of 2014, we recorded restructuring charges primarily for severance costs related to a reduction in workforce, primarily at one of our foreign subsidiaries.

Note 6: In the fourth quarter of 2013, the Company’s Chief Executive Officer retired and $2.6 million of costs related to his supplemental executive retirement plan and other benefits were recognized and recorded in selling, general and administrative expenses.

Note 7: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of intangible assets, restructuring costs, an inventory step-up adjustment related to an acquisition, certain supplemental executive retirement costs, discrete tax benefits and charges, and the related tax effect of these adjustments to reflect the expected full year effective tax rate in the related quarter.

Note 8: The Non-GAAP income from operations and Non-GAAP operating margin percentages exclude amortization of intangible assets, restructuring costs, an inventory step-up adjustment related to an acquisition and certain supplemental executive retirement costs.

Note 9: The Non-GAAP gross profit amounts and Non-GAAP gross profit percentages exclude an inventory step-up adjustment related to an acquisition.

MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2014	2013
Net revenues:
Products	$673,819	$568,317
Services	107,050	101,103

Total net revenues	780,869	669,420
Cost of revenues:
Products	374,200	337,464
Services	68,903	65,382

Total cost of revenues	443,103	402,846
Gross profit	337,766	266,574
Research and development	62,888	63,570
Selling, general and administrative	131,828	142,014
Insurance reimbursement	—	(1,071)
Acquisition costs	499	171
Restructuring	2,464	1,364
Amortization of intangible assets	4,945	2,139

Income from operations	135,142	58,387
Interest income, net	1,251	914

Income from operations before income taxes	136,393	59,301
Provision for income taxes	20,615	23,525

Net income	$115,778	$35,776

Net income per share:
Basic	$2.17	$0.67
Diluted	$2.16	$0.67
Cash dividends per common share	$0.655	$0.640
Weighted average shares outstanding:
Basic	53,232	53,061
Diluted	53,515	53,481
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
Net income	$115,778	$35,776
Adjustments (net of tax, if applicable):
Income tax charges (Note 1)	1,422	6,481
Tax benefit and tax credits (Note 2)	(7,957)	(3,553)
Release of tax reserves (Note 3)	(14,582)	—
Excess and obsolete charge (Note 4)	—	6,423
Insurance reimbursement (Note 5)	—	(1,071)
Acquisition costs (Note 6)	499	171
Acquisition inventory step-up (Note 7)	2,179	—
Restructuring (Note 8)	2,464	1,364
Executive retirement costs (Note 9)	—	2,581
Amortization of intangible assets	4,945	2,139
Pro forma tax adjustments	(3,569)	(1,923)

Non-GAAP net earnings (Note 10)	$101,179	$48,388

Non-GAAP net earnings per share (Note 10)	$1.89	$0.90

Weighted average shares outstanding	53,515	53,481
Income from operations	$135,142	$58,387
Adjustments:
Excess and obsolete charge (Note 4)	—	6,423
Insurance reimbursement (Note 5)	—	(1,071)
Acquisition costs (Note 6)	499	171
Acquisition inventory step-up (Note 7)	2,179	—
Restructuring (Note 8)	2,464	1,364
Executive retirement costs (Note 9)	—	2,581
Amortization of intangible assets	4,945	2,139

Non-GAAP income from operations (Note 11)	$145,229	$69,994

Non-GAAP operating margin percentage (Note 11)	18.6%	10.5%

Gross profit	$337,766	$266,574
Excess and obsolete charge (Note 4)	—	6,423
Acquisition inventory step-up (Note 7)	2,179	—

Non-GAAP gross profit (Note 12)	$339,945	$272,997

Non-GAAP gross profit percentage (Note 12)	43.5%	40.8%

Note 1: In 2014, we recorded $1.4 million of withholding tax related to a foreign intercompany dividend. In 2013, we incurred income tax charges of $6.5 million related to an election to pay currently, at a substantially reduced rate, taxes on certain accumulated earnings from the years 2001 to 2011 of one of our foreign subsidiaries.

Note 2: In 2014, we recorded a tax benefit of $3.3 million related to a foreign intercompany dividend to the U.S and a tax benefit of $3.2 million related to a German NOL resulting from a change in tax status. We also recorded a $1.4 million credit for the reinstatement of the U.S. research credit for the full year 2014. In 2013, we recorded $1.2 million in credits against U.S. tax expense on amended returns related to prior years and a tax benefit of $2.4 million related to the American Taxpayer Relief Act of 2012 on January 2, 2013.

Note 3: In 2014, we recorded $14.6 million in credits for reserve releases related to the settlement of audits and expiration of the statute of limitations.

Note 4: In 2013, we incurred $6.4 million of special charges, which is included in cost of sales, for obsolete inventory related to a unique product in a solar application in which slowing market conditions provide uncertainty as to the net realizable value of this inventory.

Note 5: In 2012, we incurred $5.3 million in charges to settle litigation with former shareholders of one of our former subsidiaries. This litigation was long standing and the decision to reach a settlement was made to eliminate future legal expenses related to the suit. In 2013, we recovered $1.1 million from our insurance company relating to the prior year legal settlement.

Note 6: In 2014, we incurred legal and filing fees related to the Granville-Phillips acquisition, which closed during the second quarter of 2014. In 2013 we incurred legal fees related to the acquisition of Alter S.r.l., in March 2013.

Note 7: Inventory step-up adjustment related to the Granville-Phillips acquisition which closed during the second quarter of 2014.

Note 8: In 2014 and 2013, we recorded restructuring charges primarily related to reductions in workforce and the consolidation of certain facilities.

Note 9: In 2013, the Company’s Chief Executive Officer retired and $2.6 million of costs related to his supplemental executive retirement plan and other benefits were recognized and recorded in selling, general and administrative expenses.

Note 10: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of intangible assets, restructuring costs, costs associated with acquisitions, an inventory step-up adjustment related to an acquisition, a benefit related to an insurance reimbursement, an excess and obsolete charge related to a unique product in a solar application, certain supplemental executive retirement costs, discrete tax benefits and charges, and the related tax effect of these adjustments.

Note 11: The Non-GAAP income from operations and Non-GAAP operating margin percentages exclude amortization of intangible assets, restructuring costs, costs associated with acquisitions, an inventory step-up adjustment related to an acquisition, an excess and obsolete charge related to a unique product in a solar application, a benefit related to an insurance reimbursement and certain supplemental executive retirement costs.

Note 12: The Non-GAAP gross profit amounts and Non-GAAP gross profit percentages exclude an excess and obsolete charge related to a unique product in a solar application and an inventory step-up adjustment related to an acquisition.

MKS Instruments, Inc.
Reconciliation of GAAP Income Tax Rate to Non-GAAP Income Tax Rate
(In thousands)

	Three Months Ended December 31, 2014			Three Months Ended September 30, 2014
		Provision for	Effective		Provision for	Effective
	Income Before	(benefit)	Tax Rate	Income Before	(benefit)	Tax Rate
	Income Taxes	Income Taxes		Income Taxes	Income Taxes
GAAP	$38,945	$4,753	12.2%	$28,544	$(573)	-2.0%
Adjustments:
Income tax charges (Note 1)	—	(1,422)		—	—
Tax benefit and tax credits (Note 2)	—	4,614		—	3,343
Release of tax reserves (Note 3)	—	3,394		—	6,109
Restructuring (Note 5)	494	—		1,223	—
Acquisition inventory step-up (Note 7)	—	—		1,634	—
Amortization of intangible assets	1,731	—		1,760	—
Tax effect of pro forma adjustments	—	779		—	1,680
Adjustment to pro forma tax rate	—	—		—	(180)

Non-GAAP	$41,170	$12,118	29.4%	$33,161	$10,379	31.3%

	Three Months Ended December 31, 2013
		Provision for
	Income Before	(benefit)	Effective
	Income Taxes	Income Taxes	Tax Rate
GAAP	$31,156	$10,919	35.0%
Adjustments:
Executive retirement costs (Note 9)	2,581	—
Amortization of intangible assets	602	—
Tax effect of pro forma adjustments	—	1,124
Adjustment to pro forma tax rate	—	(24)

Non-GAAP	$34,339	$12,019	35.0%

	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
	Income Before	Provision for		Income Before	Provision for
	Income Taxes	(benefit)	Effective	Income Taxes	(benefit)	Effective
		Income Taxes	Tax Rate		Income Taxes	Tax Rate
GAAP	$136,393	$20,615	15.1%	$59,301	$23,525	39.7%
Adjustments:
Income tax charges (Note 1)	—	(1,422)		—	(6,481)
Tax benefit and tax credits (Note 2)	—	7,957		—	3,553
Release of tax reserves (Note 3)	—	14,582		—	—
Excess and obsolete charge (Note 4)	—	—		6,423	—
Insurance reimbursement (Note 8)	—	—		(1,071)	—
Acquisition costs (Note 6)	499	—		171	—
Acquisition inventory step-up (Note	2,179	—		—	—
7)
Restructuring (Note 5)	2,464	—		1,364	—
Executive retirement costs (Note 9)	—	—		2,581	—
Amortization of intangible assets	4,945	—		2,139	—
Tax effect of pro forma adjustments	—	3,569		—	1,923

Non-GAAP	$146,480	$45,301	30.9%	$70,908	$22,520	31.8%

Note 1: In the fourth quarter of 2014, we recorded $1.4 million of withholding tax related to a foreign intercompany dividend. In 2013, we incurred income tax charges of $6.5 million related to an election to pay currently, at a substantially reduced rate, taxes on certain accumulated earnings from the years 2001 to 2011 of one of our foreign subsidiaries.

Note 2: In the fourth quarter of 2014, we recorded a tax benefit of $3.2 million related to a German NOL resulting from a change in tax status and we recorded a $1.4 million tax credit for the reinstatement of the U.S. research credit for the full year 2014. In the third quarter of 2014, we recorded a tax benefit of $3.3 million related to a foreign intercompany dividend to the U.S. In 2013, we recorded $1.2 million in credits against U.S. tax expense on amended returns related to prior years and a tax benefit of $2.4 million related to the American Taxpayer Relief Act of 2012 on January 2, 2013.

Note 3: We recorded credits for reserve releases related to the settlement of audits and expiration of the statute of limitations.

Note 4: In 2013, we incurred $6.4 million of special charges, which is included in cost of sales, for obsolete inventory related to a unique product in a solar application in which slowing market conditions provide uncertainty as to the net realizable value of this inventory.

Note 5: In 2014 and 2013, we recorded restructuring charges primarily related to reductions in workforce and the consolidation of certain facilities.

Note 6: In 2014 we incurred legal and filing fees related to the Granville-Phillips acquisition, which closed during the second quarter of 2014. In 2013 we incurred legal fees related to the acquisition of Alter S.r.l., in March 2013.

Note 7: Inventory step-up adjustment related to the Granville-Phillips acquisition which closed during the second quarter of 2014.

Note 8: In 2012, we incurred $5.3 million in charges to settle litigation with former shareholders of one of our former subsidiaries. This litigation was long standing and the decision to reach a settlement was made to eliminate future legal expenses related to the suit. In 2013, we recovered $1.1 million from our insurance company relating to the prior year legal settlement.

Note 9: In the 2013, the Company’s Chief Executive Officer retired and $2.6 million of costs related to his supplemental executive retirement plan and other benefits were recognized and recorded in selling, general and administrative expenses.

MKS Instruments, Inc.
Reconciliation of Q1-15 Guidance — GAAP Net Income to Non-GAAP Net Earnings
(In thousands, except per share data)

	Three Months Ended March 31, 2015
	Low Guidance		High Guidance
	$ Amount	$ Per Share	$ Amount	$ Per Share
GAAP net income	$23,100	$0.43	$30,800	$0.57
Amortization	1,700	0.03	1,700	0.03
Tax effect of adjustments (Note 1)	(500)	(0.01)	(500)	(0.01)

Non-GAAP net earnings	$24,300	$0.45	$32,000	$0.60

Q1 – 15 forecasted shares		53,600		53,600

Note 1: The Non-GAAP adjustments are tax effected at the estimated Q1-15 tax rate of 29%.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$305,437	$288,902
Short-term investments	129,594	300,715
Trade accounts receivable, net	106,362	116,744
Inventories	155,169	142,727
Deferred income taxes	14,017	13,428
Other current assets	27,895	16,715

Total current assets	738,474	879,231
Property, plant and equipment, net	72,776	77,536
Long-term investments	157,201	60,405
Goodwill	192,381	150,909
Intangible assets, net	46,389	13,090
Other assets	16,434	31,847

Total assets	$1,223,655	$1,213,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$34,166	$40,074
Accrued compensation	26,970	43,662
Income taxes payable	6,702	10,444
Other current liabilities	35,789	34,242

Total current liabilities	103,627	128,422
Other liabilities	38,206	63,073
Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	734,732	730,571
Retained earnings	349,061	278,966
Other stockholders’ equity	(2,084)	11,873

Total stockholders’ equity	1,081,822	1,021,523

Total liabilities and stockholders’ equity	$1,223,655	$1,213,018